Exhibit 10.38

EXECUTION VERISON

GUARANTY

by

SEACOR MARINE HOLDINGS INC.

in favor of

DNB BANK ASA, NEW YORK BRANCH,
as Security Trustee

December 31, 2021

GUARANTY

This GUARANTY (this “Guaranty”), dated as of December 31, 2021, is made by SEACOR MARINE HOLDINGS INC., a corporation incorporated and existing under the laws of the State of Delaware (the “Guarantor”), in favor of DNB BANK ASA, New York Branch, a corporation organized under the laws of the Kingdom of Norway (“DNB”), as security trustee for the Creditors under the Credit Agreement referred to in Recital (A) below.

WITNESSETH THAT:

WHEREAS:

(A)Pursuant to that certain amended and restated senior secured term loan credit facility agreement dated as of September 28, 2018, as amended by that certain amendment no. 1 thereto dated as of February 14, 2019, as further amended by that certain amendment no. 2 thereto dated as of June 17, 2019, as further amended by that certain amendment no. 3 thereto dated as of December 23, 2019, as further amended by that certain amendment no. 4 thereto dated as of March 25, 2021, as further amended by that certain amendment no. 5 thereto dated as of September 28, 2021, as further amended by that certain amendment no. 6 thereto dated as of November 30, 2021 and as amended and restated by that certain amendment no. 7 thereto dated as of December 31, 2021(the form of the second amended and restated credit facility agreement being attached as Annex A to amendment no. 7) (as amended and amended and restated, and as may be further amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), entered into by and among, inter alios, (1) SEACOR OFFSHORE OSV LLC, SEACOR BRAVE LLC, SEACOR CHIEF LLC, SEACOR COURAGEOUS LLC, SEACOR FEARLESS LLC, and SEACOR RESOLUTE LLC, each a limited liability company organized and existing under the laws of the State of Delaware, as joint and several borrowers (the “Borrowers” and each, a “Borrower”), (2)  the banks and financial institutions listed on Schedule I of the Credit Facility Agreement, as lenders (together with any bank or financial institution which becomes a Lender pursuant to Section 10 of the Credit Facility Agreement, the “Lenders” and each a “Lender”), (3) DNB MARKETS, INC., as bookrunner and mandated lead arranger, (4) DNB, as administrative agent (in such capacity, the “Administrative Agent”) and as security trustee (in such capacity, the “Security Trustee”), and (5) COMERICA BANK, as facility agent, the Lenders agreed to provide to the Borrowers, on a joint and several basis, a secured term loan facility in the amount of up to Twenty Seven Million Two Hundred Seventy One Thousand Seven Hundred Twelve Dollars and 59 Hundredths ($27,271,712.59) (the “Loan”), of which amount Eighteen Million Fifty Two Thousand Three Hundred Eleven Dollars and Eighty Hundredths ($18,052,311.80) remains outstanding as of the date hereof; and

(B)It is a condition under the Credit Agreement that the Guarantor enter into this Guaranty and otherwise agree to be bound by the terms of this Guaranty.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which the Guarantor hereby acknowledges, the Guarantor hereby agrees as follows:

1.DEFINITIONS

1.1Specific Definitions. In this Guaranty, unless the context otherwise requires:

“September 2018 Credit Agreement” means that certain credit agreement dated as of September 26, 2018 made by and among, inter alios, (i) SEACOR Marine Foreign Holdings Inc. (“SMFH”), a corporation incorporated and existing under the laws of the Republic of the Marshall Islands, as

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borrower, (ii) DNB, as facility agent and security trustee and (iii) the financial institutions identified on Schedule 1 thereto (together with any bank or financial institution which becomes a lender pursuant to Section 10 of the Credit Agreement), as lenders (the “SMFH Lenders”), pursuant to which the SMFH Lenders provided to SMFH a senior secured term loan facility in the aggregate amount of One Hundred Thirty Million United States Dollars ($130,000,000), as the same may be amended, supplemented or otherwise modified from time to time.

“September 2018 Guaranty” means that certain guaranty dated as of September 28, 2018 made by the Guarantor in favor of DNB as security trustee pursuant to the September 2018 Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time

1.2Defined Expressions. Unless otherwise defined herein, terms defined in the Credit Agreement shall have the same meanings when used herein, including in the preamble and recitals hereof.

2.GUARANTY

(a)The Guarantor hereby unconditionally and irrevocably:

(i)guarantees to the Security Trustee for the account of the Creditors, as a primary obligor and not merely as a surety, punctual payment and performance by the Borrowers of all their respective payment and performance obligations under the Transaction Documents;

(ii)undertakes with the Security Trustee on behalf of the Creditors that whenever the Borrowers does not pay any amount (whether for principal, interest, fees, expenses or otherwise) when due (whether at stated maturity, by acceleration or otherwise) under or in connection with any Transaction Document, the Guarantor shall immediately on demand pay that amount as if it were the primary obligor; and

(iii)agrees with the Security Trustee on behalf of the Creditors that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Creditor immediately on demand against any cost, loss or liability it incurs as a result of the Borrowers not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Transaction Document on the date when it would have been due.  The amount payable by such Guarantor under this indemnity will not exceed the amount it would have had to pay under this Guaranty if the amount claimed had been recoverable on the basis of a guarantee (all obligations referred to in clauses (i) through (iii) above are herein referred to as the “Obligations”).

(b)This Guaranty is a guaranty of payment and not of collection and the Guarantor expressly agrees that it shall not be necessary or required that any of the Creditors exercise any right, assert any claim or demand or enforce any remedy whatsoever against the Borrowers or any other Person before or as a condition to the obligations of the Guarantor hereunder.  This Guaranty is a primary obligation of the Guarantor and shall be an absolute, unconditional, present, and continuing obligation and shall not be subject to any counterclaim, setoff, deduction, diminution, abatement, recoupment, suspension, deferment, reduction, or defense based on any claim the Guarantor or any other person may have against the Borrowers, or any other person, and shall not be released, discharged or affected by any circumstance whatsoever, including without limitation: (a) the unenforceability, invalidity, irregularity or lack of genuineness of the Credit Agreement, the Notes, any other Transaction Document or any of the obligations under the Credit Agreement, the Notes and the other Transaction Documents; (b) any amendment, modification, termination, or removal of, or addition or supplement to, the Credit Agreement, the Notes or any other Transaction Document, or any change in time, manner, or place of payment or performance of any Obligation; (c) any

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assignment, mortgage, release, exchange, addition, or transfer of any Collateral; (d) any failure, refusal, omission or delay on the part of the Borrowers, or any other Person to conform or comply with any term of the Credit Agreement, the Notes or any other Transaction Document or any other agreement; (e) any waiver, consent, extension, indulgence, surrender, settlement, subordination, release, compromise, or other agreement, or the exercise or non-exercise of any right or remedy thereunder, with or without consideration; (f) the occurrence and/or continuance of any bankruptcy, insolvency, reorganization, liquidation, arrangement, adjustment of debt, relief of debtors, dissolution, or similar proceeding with respect to the Borrowers, or any other Person, including without limitation any modification of the Borrowers’ obligations under the Credit Agreement, the Notes or any other Transaction Document in connection with any such proceeding; (g) any defect in the title, condition, compliance with specifications, design, operation, or fitness for use of, or any damage to or loss of, or governmental prohibition or restriction, condemnation, requisition, or seizure of, any Collateral for any reason; (h) any merger, consolidation, restructuring, termination of existence, sale of assets, or change in the ownership of any membership interests or shares of capital stock of either of the Borrowers or the Guarantor; (i) any present or future law, regulation, or order in any jurisdiction (whether of right or in fact) or any agency thereof affecting any term of any Obligation or any rights of any of the Creditors with respect thereto, including, without limitation, any law, regulation or order purporting to vary the terms of payment or to restrict the right or power of the Borrowers or of the Guarantor to make payment of its Obligations to the Creditors; or (j) any other circumstances whatsoever which might otherwise constitute a defense available to, or a discharge of, the Borrowers or the Guarantor.

3.REPRESENTATIONS AND WARRANTIES

The Guarantor hereby makes all of the representations and warranties expressly applicable to the Guarantor set forth in Section 2 of the September 2018 Credit Agreement as if they were set forth in this Guaranty with necessary logical changes.

4.COVENANTS

The Guarantor hereby covenants and undertakes with the Security Trustee on behalf of the Creditors that from the date hereof and so long as any principal, interest or other monies are owing by the Credit Parties under or in connection with the Credit Agreement, the Notes, the other Transaction Documents, or any of them, it will:

(a)comply with each of the covenants and undertakings set forth in Section 4 of the September 2018 Guaranty as if they were set forth in this Guaranty with necessary logical changes, provided that (x) terms used in the September 2018 Guaranty which are defined herein shall have such meanings given thereto in this Guaranty, and (y) all other terms shall have the meanings given thereto in the September 2018 Guaranty (excluding the “Facility Agent” which shall be deemed to refer to the “Adminsitrative Agent” hereunder); and

(b)deliver to the Administrative Agent for further distribution to the Lenders, (x) no later than the date hereof, a complete copy of the September 2018 Credit agreement and the September 2018 Guaranty (including all amendments thereto through the date hereof), and (y) promptly (but it any event within five (5) Banking Days) upon entering into any amendment to the September 2018 Credit Agreement or September 2018 Guaranty, a copy of any such amendment.

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5.PAYMENTS

5.1Payment.  (a) All payments by the Guarantor under this Guaranty shall be made in the same manner as the Borrowers are required to make payments under the Credit Agreement as specifically set forth therein.

(a)On all sum or sums for which the Guarantor is liable hereunder interest shall be due at the Default Rate specified in Section 6 in the Credit Agreement from the due date thereof under the Credit Agreement until the date of payment of such amount by the Guarantor.

5.2Taxes; Withholdings.  Should the Guarantor be compelled by law, regulation, decree, order or stipulation to make any deduction or withholding on account of any present or future taxes (including, without limitation, property, sales, use, consumption, franchise, capital, occupational, license, value added, excise, stamp, levies and imposts taxes and customs and other duties), assessments, fees (including, without limitation, documentation, license, filing and registration fees), deductions, withholdings and charges, of any kind or nature whatsoever, together with any penalties, fines, additions to tax or interest thereon, however imposed, withheld, levied, or assessed by any country or governmental subdivision thereof or therein, any international authority or any other taxing authority (“Taxes”) from any payment due under this Guaranty for the account of the Creditors, the sum due from the Guarantor in respect of such payment shall be increased by such additional amounts necessary to ensure that, after the making of such deduction or withholding with respect to Taxes, each of the Creditors receives a net sum equal to the sum which it would have received had no such deduction or withholding with respect to Taxes been made and the Guarantor shall indemnify each of the Creditors against any losses or costs incurred by it by reason of any failure of the Guarantor to make any such deduction or withholding or by reason of any such additional payment not being made to the relevant Creditor on the due date for such payment.  The Guarantor will deliver to the relevant Creditor evidence satisfactory to such Creditor including all relevant tax receipts that such Tax has been duly remitted to the appropriate authority.  Notwithstanding the preceding sentence, the Guarantor shall not be required to pay additional amounts or otherwise indemnify any Creditor for or on account of:

(i)Taxes based on or measured by the overall net income of any Creditor or Taxes in the nature of franchise taxes or taxes for the privilege of doing business imposed by any jurisdiction or any political subdivision or taxing authority therein unless such are imposed as a result of the activities of the Credit Parties within the relevant taxing jurisdiction; or

(ii)Taxes imposed by any jurisdiction or any political subdivision or taxing authority therein on such Creditor that would not have been imposed but for such Creditor's being organized in or conducting business in or maintaining a place of business in the relevant taxing jurisdiction, or engaging in activities or transactions in the relevant taxing jurisdiction that are unrelated to the transactions contemplated by the Credit Agreement, but only to the extent such Taxes are not imposed as a result of the activities of the Credit Parties within the relevant taxing jurisdiction or the legal status of the Credit Parties under the laws of the taxing jurisdiction.

5.3Delivery of Tax Forms.  Section 7.4 of the Credit Agreement (Delivery of Tax Forms) is incorporated herein by reference with necessary changes to substitute the Guarantor for the Borrowers.

5.4FATCA Information; FATCA Withholding.  Sections 7.5 and 7.6 of the Credit Agreement (FATCA Information) and (FATCA Withholding), respectively, are incorporated herein by reference with necessary changes to substitute the Guarantor for the Borrowers.

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6.PRESERVATION OF RIGHTS

(a)The Guarantor hereby consents that from time to time, without notice to or further consent of the Guarantor, the time for the performance and/or observance by the Borrowers, or any of them, of any of the agreements, covenants or conditions in the Credit Agreement, the Notes or the other Transaction Document, or any of them, on the part of the Borrowers, or any of them, to be performed and/or observed may be waived or the time of performance thereof extended by any of the Creditors and payment of any sums owing or payable under any such document may be extended or any such document may be renewed in whole or in part or modified in any respect or any collateral or arrangement provided for by any such document as security for any obligation contemplated by any such document may be exchanged, surrendered, released or otherwise dealt with as the Creditors may determine, that the time for the making of any payment of any obligation hereby guaranteed may be accelerated in accordance with any agreement between any of the Creditors and the Borrowers, or any of them, and that any of the acts mentioned in any of said documents may be done and that any document or security therefor may be released in whole or in part without affecting the obligations of the Guarantor hereunder.

(b)The Guarantor hereby waives, to the extent permitted by applicable law: (i) any notice required by law or otherwise to preserve any rights hereunder or under the Credit Agreement, the Notes or any other Transaction Document against the Guarantor or against the other Credit Parties, or any of them, including without limitation: (A) acceptance, presentment, demand, protest, or proof of nonperformance of any Obligation, (B) notice of the sale of any Collateral or the transfer the Credit Parties, or any of them, of any interest in any Collateral or the Credit Agreement, the Notes or any other Transaction Document, (C) notice of the acceptance of this Guaranty and of any change in any of the Credit Parties’ financial condition, (D) notices of the creation, renewal, extension, or accrual of any Obligation or any of the matters referred to in Section 2 hereof, or any notice of or proof of reliance by any of the Creditors upon this Guaranty or acceptance of this Guaranty (the Obligations, and any of them, shall conclusively be deemed to have been created, contracted, incurred or renewed, extended, amended or waived in reliance upon this Guaranty and all dealings between the Credit Parties or the Guarantor and the Creditors shall be conclusively presumed to have been had or consummated in reliance upon this Guaranty), and (E) notices which may be required by statute, rule of law or otherwise, now or hereafter in effect, to preserve intact any rights of any of the Creditors against the Guarantor; (ii) the prior exercise of any remedy contained in the Credit Agreement, the Notes or any other Transaction Document or otherwise available to the Creditors; (iii) any requirement of diligence on the part of any Person including without limitation diligence in making any claim or commencing suit hereon or on the Credit Agreement, the Notes or any other Transaction Document, and any requirement to mitigate damages or exhaust remedies under the Credit Agreement, the Notes or any other Transaction Document; (iv) the right to interpose all substantive and procedural defense of the law of guaranty, indemnification, suretyship, or other applicable law except the defense of prior payment or prior performance by any of the Credit Parties or the Guarantor of the Obligations; (v) all rights and remedies accorded by applicable laws to guarantors or sureties, including any extension of time conferred by any law now or hereafter in effect; (vi) any right or claim of right to cause a marshaling of any of the Credit Parties’ assets or to cause any of the Creditors to proceed against any of the Credit Parties or any collateral held by any of the Creditors at any time or in any particular order; (vii) rights to the enforcement, assertion, or exercise by any of the Creditors of any right, power, privilege, or remedy conferred herein or in the Credit Agreement, the Notes or any other Transaction Document or otherwise; (viii) notices of the sale, transfer or other disposition of any right, title to, or interest in the Credit Agreement, the Notes or any other Transaction Document; and (ix) any other right whatsoever which might otherwise constitute a discharge, release, or defense of the Guarantor hereunder or of any of the other Credit Parties under the Credit Agreement, the Notes or any other Transaction Document or which might otherwise limit recourse against the other Credit Parties.  No failure to exercise and no delay in exercising, on the part of any of the Creditors, any right, power, or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege preclude any other or further exercise thereof, or the

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exercise of any other power or right.  The obligations of the Guarantor hereunder shall not be affected by receipt by any of the Creditors of any proceeds of any security at any time held by any of the Creditors.  The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

(c)The Guarantor agrees that so long as any of the Borrowers remains under any actual or contingent liability under the Credit Agreement, the Notes and the other Transaction Documents any rights which the Guarantor may at any time have by reason of the performance by the Guarantor of its obligations hereunder (a) to be indemnified by any of the Borrowers and/or (b) to claim any contribution from the Borrowers or any other guarantor of the Borrowers’ obligations under the Credit Agreement, the Notes or the other Transaction Documents and/or (c) to take the benefit (in whole or in part) of any security taken pursuant to this Guaranty or the Credit Agreement, the Notes or any other Transaction Documents by, all or any of the persons to whom the benefit of the Guarantor's obligations are given, shall be exercised by the Guarantor in such manner and upon such terms as the Creditors may require and further agrees to hold any monies at any time received by it as a result of the exercise of any such rights or otherwise for and on behalf of and to the order of the Creditors for application in or towards payment of any sums at any time owed by the Credit Parties under the Credit Agreement, the Notes or the other Transaction Documents.

(d)The Guarantor further agrees that its liabilities hereunder shall be unconditional irrespective of any other circumstance which might otherwise constitute a discharge at law or in equity of a guarantor or surety.  The Guarantor further guarantees that all payments made by the Borrowers, the Guarantor, or any of them, to any of the Creditors on any obligation hereby guaranteed will, when made, be final and agrees that, if any such payment is recovered from, or repaid by, any of the Creditors in whole or in part in any bankruptcy, insolvency or similar proceeding instituted by or against the Borrowers, the Guarantor, or any of them, this Guaranty shall continue to be fully applicable to such obligation to the same extent as though the payment so recovered or repaid had never been originally made on such obligation.

(e)The Creditors may enforce the obligations of the Guarantor hereunder without in any way first pursuing or exhausting any other rights or remedies which the Creditors may have against any of the Borrowers, or against any other person, firm or corporation, or against any security any of the Creditors may hold.

(f)The Guarantor hereby irrevocably waives all rights of subrogation (whether contractual, under Section 509 of Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor thereto (herein called the “Bankruptcy Code”), under common law, or otherwise) to the claims of any of the Creditors against the Borrowers, or any of them, and all contractual, statutory or common law rights of contribution, reimbursement, indemnification and similar rights and “claims” (as such term is defined in the Bankruptcy Code) against the Credit Parties, or any of them, which arise in connection with, or as a result of, this Guaranty, until such time as the obligations of the Credit Parties under or in connection with the Credit Agreement, the Notes and the other Transaction Documents have been indefeasibly paid in full.

(g)The Guarantor shall not assign, transfer, hypothecate or dispose of any claim that it has or may have against the Borrowers, or any of them, while any indebtedness of the Borrowers to any of the Creditors remains unpaid, without the written consent of the Creditors.

(h)Any delay in or failure to exercise any right or remedy of any of the Creditors shall not be deemed a waiver of any obligation of the Guarantor or right of any of the Creditors.  This Guaranty may be modified, and the Creditors’ rights hereunder waived, only by an agreement in writing signed by the Creditors.

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(i)Notice of acceptance by the Creditors of this Guaranty and of the incurring of any or all of the obligations hereby guaranteed is hereby waived by the Guarantor, and this Guaranty and all of the terms and provisions hereof shall immediately be binding upon the Guarantor from the date of execution hereof.

7.BENEFIT OF GUARANTY; ASSIGNMENT

This Guaranty shall inure to the benefit of the Creditors, their successors and assigns, and shall bind the successors and assigns of the Guarantor.

8.WAIVER OF JURY TRIAL; GOVERNING LAW; JURISDICTION

EACH OF THE PARENT GUARANTOR AND, BY ITS ACCEPTANCE HEREOF, THE SECURITY TRUSTEE AND EACH OF THE OTHER CREDITORS, HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO OR BENEFICIARY HEREOF ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS GUARANTY.

TO THE EXTENT THAT THE PARENT GUARANTOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM SUIT, JURISDICTION OF ANY COURT OR ANY LEGAL PROCESS (WHETHER THROUGH ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OF A JUDGMENT, OR FROM ANY OTHER LEGAL PROCESS OR REMEDY) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE PARENT GUARANTOR HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS GUARANTY.

THIS GUARANTY AND ALL RIGHTS, OBLIGATIONS AND LIABILITIES ARISING HEREUNDER SHALL BE CONSTRUED ACCORDING TO THE LAWS OF THE STATE OF NEW YORK.

Unless the context otherwise requires, all terms used herein which are defined in the New York Uniform Commercial Code shall have the meanings therein stated.

Any legal action or proceeding against the Guarantor with respect to this Guaranty or the obligations guaranteed hereby may be brought in the courts of the State of New York, United States of America, the United States Federal Courts in such State, or in the courts of any other appropriate jurisdiction, as the Creditors may elect, and the Guarantor hereby irrevocably submits to the jurisdiction of such courts for the purpose of any such action or proceeding.  The Guarantor hereby agrees that service of process in any such action or proceeding brought in New York may be made upon it by serving a copy of the summons and other legal process in any such action or proceeding on the Guarantor by mailing or delivering the same by hand to the Guarantor at the address indicated for notices in Section 9 hereof.  The service, as herein provided, of such summons or other legal process in any such action or proceeding shall be deemed personal service and accepted by the Guarantor as such, and shall be legal and binding by the Guarantor for all the purposes of any such action or proceeding.  In the event that the Guarantor shall not be conveniently available for such service, the Guarantor hereby irrevocably appoints Farkouh, Furman & Faccio, LLP, 460 Park Avenue, New York, NY 10022, Attention: Fred Farkouh as its agent for service of process in respect of the proceeding before such courts (and agrees that service on such agent shall be deemed personal service).

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9.NOTICES

Notices and other communications hereunder shall be in writing and may be given or made by facsimile as follows:

If to the Guarantor:

c/o SEACOR Marine Holdings Inc.

12121 Wickchester Lane

Suite 500

Houston, Texas 77079

Facsimile No: (346) 589 0255

Attention: Legal Department

If to the Administrative Agent or Security Trustee:

DNB BANK ASA, New York Branch

30 Hudson Yards, 81st Floor

New York, New York 10001

Attn: Mr. Andreas Hundven

Facsimile No.: (212) 681-3900

or to such other address as any party shall from time to time specify in writing.  Any notice sent by facsimile shall be confirmed by letter dispatched as soon as practicable thereafter.

Every notice or demand shall, except so far as otherwise expressly provided by this Guaranty, be deemed to have been received (provided that it is received prior to 2 p.m. New York time), in the case of a facsimile, on the date of dispatch thereof (provided that if the date of dispatch is not a Banking Day in the locality of the party to whom such notice or communication is sent it shall be deemed to have been received on the next following Banking Day in such locality), in the case of a letter, at the time of receipt thereof.

10.CEA Eligible Contract Participant

Notwithstanding anything to the contrary in any Transaction Document, the Guarantor shall not be deemed to guarantee, become jointly and severally obligated for or pledge assets in support of a “swap,” as defined in Section 1(a)(47) of the Commodity Exchange Act (“CEA”), of any Credit Party if at the time that swap is entered into, the Guarantor is not an “eligible contract participant” as defined in Section 1(a)(18) of the CEA.

11.HEADINGS

In this Guaranty, Section headings are inserted for convenience of reference only and shall be ignored in the interpretation hereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Guaranty has been duly executed by the Guarantor as of the 31st day of December, 2021.

SEACOR MARINE HOLDINGS INC.

By:	/s/Jesús Llorca
Name:	Jesús Llorca
Title:	Executive Vice President and
Chief Financial Officer

[Signature Page:  SMHI Guaranty]